Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Jiayin Group Inc. on Form F-3 (File No. 333-279990) of our report dated April 28, 2023, with respect to our audits of the consolidated financial statements of Jiayin Group Inc. as of December 31, 2022 and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 20-F of Jiayin Group Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP
New York
July 24, 2024